EXHIBIT 10(c)

October 12, 1994


Mr. Joseph Greco
9 Richmond Hill Drive
Sparta, N.J. 07871

         Re:  Employment Agreement

Dear Mr. Greco:

     This Agreement (the "Agreement") reflects our mutual understanding regarding your employment with HUBCO, Inc. ("HUBCO") and/or its subsidiary, Hudson United Bank (the "Bank") for a period of one year immediately following the merger of Jefferson National Bank ("Jefferson") into the Bank (the "Merger"), pursuant to the Agreement and Plan of Merger, dated October 7, 1994, among HUBCO, the Bank and Jefferson (the "Merger Agreement"). This Agreement shall become effective on the Effective Date, as such term is defined in paragraph 5 hereof. For purposes of this Agreement, the term "Company" means both HUBCO and the Bank.

     1. Employment Term. The Company hereby agrees to employ you, and you hereby accept such continuing employment, on the terms and conditions set forth herein from the Effective Date, continuing for one year (the "Term").

     2. Title and Duties. During your employment by the Company, you shall be employed as a Senior Vice President of Hudson United Bank with the title and duties of a Regional President of the Bank, or such substantially similar position as shall be assigned to you by the Chief Executive Officer of the Bank. You shall devote your full business time and attention to the duties assigned to you.

     3. Compensation. As compensation for your services to the Company hereunder, the Company shall pay you at the weekly rate of $110,000 per annum for the Term. You shall be eligible for normal fringe benefits provided to the executives of the Company, including four weeks of paid vacation, medical insurance and participation in other fringe benefits, so long as you are employed by the Company hereunder. No performance bonus will be paid during this contract term and incentive awards will be paid only for the amount which exceeds $22,000 in awards.

     4. Miscellaneous.

     a. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between us respecting such subject matter.

Mr. Joseph J. Greco
October 12, 1994
Page 2



     b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey.

     5. Effective Date. This Agreement shall become effective on the effective date (the "Effective Date") of the Merger. In the event the Merger Agreement is terminated prior to the Effective Date, this Agreement shall be of no force and effect.

     6. Continuation After Term. Your employment by the Company may be continued after the end of the Term, but in such event your employment shall not be governed by this Agreement. Rather, you shall be an employee-at-will with such compensation as shall be offered by the Company.

     7. Resignation. You may resign at any time during the term or therefore on 30 days written notice. If you resign, you shall not be entitled to any further compensation after the date of your resignation.

     If this letter sets forth our agreement on the subject matter hereof, kinldy sign, date and return to HUBCO, Inc. the enclosed copy of this letter which will then constitute our binding agreement on the subject.


                                                    Sincerely,

                                                    HUBCO, Inc.


                                                    By:_______________________
                                                       Kenneth T. Neilson,
                                                       President and Chief
                                                          Executive Officer



                                                     HUDSON UNITED BANK


                                                    By: ______________________
                                                        Kenneth T. Neilson,
                                                        President and Chief
                                                          Executive Officer

AGREED TO THIS _____ DAY
OF OCTOBER, 1994


_________________________
         Joseph Greco